Exhibit 99.1

CASELLA WASTE SYSTEMS NAMES JIM BOHLIG PRESIDENT OF COMPANY’S RENEWABLES GROUP;
PAUL LARKIN JOINS COMPANY AS PRESIDENT AND CHIEF OPERATING OFFICER

RUTLAND, VERMONT (January 8, 2008) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling, and resource management company, announced today that Jim Bohlig has been named the president of the company’s renewables group and Paul Larkin has joined the company as president and chief operating officer.

“We are building a great operating company focused on day-to-day performance and results,” John W. Casella, chairman and chief executive officer, said, “and Paul Larkin is a proven leader in operational excellence.”

“At the same time, we must recognize that our industry is evolving towards a model that rewards an approach to resource renewal and sustainability,” Casella said. “Jim Bohlig is without equal in our industry in his ability and passion for innovation in resource transformation.”

“Both Jim and Paul’s talents will allow us to create value from this shift by performing at the highest operational level, and developing business opportunities beyond the traditional consumption model that meet the emerging environmental sustainability needs of our customers today and tomorrow,” Casella said.

“In addition to his new position, Jim will also serve as chief development officer of Casella Waste Systems and will report directly to me,” Casella said. “Jim will be leading the development of new business opportunities, technologies, and relationships that will enhance our core operations by creating new revenue sources from the waste stream and implementing technology to reduce operating costs. He will be responsible for the company’s programs in recycling; the company’s waste-to-liquid fuels efforts; development activities surrounding the company’s landfill projects; managing the company’s investment in GreenFiber; and strategic planning and intellectual property development.”

Paul Larkin will be responsible for leading all integrated operating divisions and functions within Casella Waste Systems.

“Paul is the perfect fit for the culture of operational excellence which we are developing at Casella Waste Systems,” Casella said. “He brings to us an outstanding record of accomplishment in strategic operational execution, customer service, and revenue growth.”

“Beyond those impressive skills, he is also a terrific leader,” Casella said. “He has shown over his career an exceptional ability to motivate people to perform at a very high level. I believe his leadership capabilities will complement our culture and bring out the best in the great people we have operating our businesses.”

Larkin will join Casella Waste Systems on January 9, 2008.

Larkin is joining the company from Office Depot, where he most recently served as vice president for international strategy. He built an outstanding track record over his 10 years with the company, serving in a number of operating capacities, including regional vice president responsible for overseeing $1.0 billion of sales, and vice president of supply chain and inventory management.

Larkin received his bachelor of arts degree from Clark University. Following graduation, he spent a decade as a United States Army staff officer, most recently leading logistics for the United States Atlantic Command.

Casella Waste Systems is an integrated solid waste and resource management company headquartered in Rutland, Vermont. In addition to providing traditional solid waste collection, transfer and disposal services, in the last year the company renewed the life-cycle of over 3.8 billion pounds of recyclable material (the equivalent of a line of fully loaded garbage trucks stretching from New York City to Omaha, Nebraska) and produced over 91,500 MWh of clean, renewable energy from landfill gas-to-energy facilities (enough energy to power a community of 33,000 people each year). It is the only solid waste services company participating in the U.S. Environmental Protection Agency’s Climate Leaders program to reduce greenhouse gases.

For further information, contact John Casella, chief executive officer, at (802) 775-0325, or visit the company’s website at http://www.casella.com.